SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

XenoPort, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than The Registrant)

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☐	Fee paid previously with preliminary materials.

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The following e-mail was sent by XenoPort, Inc. (the “Company”) on April 22, 2014 to certain of its major stockholders:

Dear

I hope all is well. As you may be aware, our 2014 Annual Meeting of Stockholders will be held on June 11th at our corporate headquarters. Our proxy materials, which include our Annual Report, Proxy Statement and Stockholder Letter, were filed this morning with the Securities and Exchange Commission. Attached are copies of these materials for your convenience. If you would also like to receive a hardcopy of these documents, please contact Jeanne Carr of MacKenzie Partners, our proxy solicitor, at JCarr@MacKenziePartners.com, and they will be sent to you.

At this year’s meeting, you are being asked to vote on a number of proposals, including three directors, say-on-pay, our 2014 Equity Incentive Plan and ten stockholder proposals by Clinton Relational Opportunity Master Fund. Clinton has also filed preliminary proxy materials seeking to replace our three highly qualified and experienced directors with three nominees who, we believe, add no relevant skills or experience to the Board that are not already represented.

We encourage you to read the attached materials and look forward to speaking with you in greater detail about this year’s stockholder meeting.

Best Regards,

Jackie Cossmon
Senior Director of Investor Relations and Corporate Communications